Exhibit 10.49

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Evaluation and Option Agreement for a Patent License

This Evaluation and Option Agreement for a Patent License ("Agreement"), dated as of February 1, 2018 ("Effective Date"), is by and between Actigen Limited (“Patent Holder”) Pharmstandard International, S.A. ("Prospective Licensor") and Argos Therapeutics, Inc. ("Prospective Sublicensee").

WHEREAS, Patent Holder has the exclusive right to license the Patent Rights (as defined below) related to anti-PD-1 antibodies and the Technology (as defined below);

WHEREAS, Patent Holder has granted Prospective Licensor an option (with the right to sub-option) to exclusively license (with the right to sublicense) the Patent Rights and Technology (including at least all of the rights set forth in Section 2.1(a)(i-ii) below) under the option agreement effective January 29, 2018 (the “Option Agreement”) and the right to evaluate the Patent Rights and Technology prior to the exercise of such option;

WHEREAS, Prospective Sublicensee is interested in obtaining an exclusive license to the Patent Rights and the Technology and desires a period of time to evaluate them; and

WHEREAS, Prospective Licensor is willing to grant Prospective Sublicensee the right to conduct the evaluation for a reasonable period of time during which neither Patent Holder nor Prospective Licensor will negotiate a grant of rights, or grant any rights, under the Patent Rights or the Technology to a third party.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term "control" (including the terms "controlled by" and "under common control with") means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/ownership of more than 50% percent (50%) of the voting securities of a Person.

"Field” has the meaning set forth in Exhibit A.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"Patent License Agreement" means the definitive agreement, having the terms set forth in Exhibit A, pursuant to which Prospective Licensor will grant Prospective Sublicensee an exclusive license to the Patent Rights and the Technology.

"Patent Rights" means: (a) the patents and patent applications listed in Schedule 1, all patents issuing from the patent applications listed in Schedule 1 and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing; (b) any patents in the Territory that issue from any applications filed after the Effective Date and claim priority from any of the patents or patent applications identified in section (a) or from which any of the patents or patent applications identified in section (a) claim priority; and (c) any patents or patent applications owned or controlled by Prospective Licensor and/or Patent Holder, as applicable, relating to the Technology that are useful for (i) manufacturing any product or using any process claimed by the Patent Rights or (ii) otherwise commercializing any Patent Rights.

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Product” has the meaning set forth in Exhibit A.

"Representative" means a Party's and its Affiliates' employees, directors, consultants, agents, contractors, and legal advisors.

"Technology" means trade secrets, know-how, and any other technical information and materials comprising or relating to Prospective Licensor and Patent Holder’s anti-PD-1 antibodies, their manufacture, use, or development.

"Territory" means the United States of America and Canada.

2.             Exclusive Option Grant.

2.1              Grant.

(a)               Prospective Licensor grants to Prospective Sublicensee an (i) exclusive license for evaluation purposes only to make, have made, use and import, but not offer to sell or sell products and processes covered by or incorporating the Patent Rights and the Technology for a period of one (1) year from the Effective Date, and any extension thereof ("Option Period"), and (ii) option exercisable during the Option Period to obtain an exclusive license under the Patent Rights and the Technology to make, have made, use, offer for sale, sell, and import with the right to grant sublicenses in the Field in the Territory Products as more fully set forth in Exhibit A (the "Option"). This grant is irrevocable subject only to a termination of this Agreement pursuant to Section 8.2(b).

(b)               In consideration for the rights granted in Section 2.1(a), Prospective Sublicensee shall issue to Prospective Licensor, within sixty (60) days after the Effective Date the number of shares of ARGS common stock valued at market close on the Effective Date at three hundred sixty thousand US Dollars ($360,000) (the “Option Fee”).

2.2              Exclusivity. During the Option Period, Patent Holder and Prospective Licensor:

(a)               Shall neither grant to any Person (other than Prospective Sublicensee) nor directly or indirectly, solicit, initiate, facilitate, encourage, or participate in any discussions or negotiations with any Person concerning entering into, continuing, or consummating any transaction under which any Person other than Prospective Sublicensee does or will obtain (i) any contingent or non-contingent assignment, right, license, interest, shop right, or privilege under or relating to any of the Patent Rights or the Technology in the Field of Use in the Territory, or

(b)               Shall continue to maintain and hold in its own name sole ownership and control of the Patent Rights and the Technology, as applicable provided that Patent Holder may be free to assign license or transfer to an Affiliate at any time.

2.3              Exercise of Option. Prospective Sublicensee may exercise the Option by delivering to Prospective Licensor during the Option Period written notice of Prospective Sublicensee's intent to enter into the Patent License Agreement.

2.4              No Obligation. Prospective Sublicensee has no obligation or commitment to enter into the Patent License Agreement or any other agreement relating to the subject matter hereof. However, Prospective Licensor (or Patent Holder, if applicable) shall be bound by to enter into the Patent License Agreement if Prospective Sublicensee exercises the Option and to negotiate such sublicense in good faith. Further, Patent Holder and Prospective Licensor agree to negotiate in good faith a license that will allow Prospective Licensor to enter into a sublicense agreement with Prospective Sublicensee according to the terms set forth in Exhibit A.

2.5              Off-Set of Payments. All sums payable by Prospective Sublicensee hereunder shall be credited towards any fees, royalties, or other payments required to be paid by Prospective Sublicensee pursuant to the Patent License Agreement.

2.6              Contingent Option. Patent Holder grants Prospective Sublicensee a contingent option to obtain an exclusive license under the Patent Rights and the Technology to make, have made, use, offer for sale, sell, and import with the right to grant sublicenses in the Field in the Territory Products as more fully set forth in Exhibit A (“Contingent Option”). The Contingent Option is exercisable by Prospective Sublicensee only if Patent Holder and Prospective Licensor fail to execute a license agreement as set forth in Section 4.1 during or prior to the end of the Exclusive License Negotiation Period, as defined herein. Upon exercise of the Contingent Option, Patent Holder shall negotiate in good faith a license in accordance with the terms set forth in Exhibit A, and substituting Patent Holder for “Pharmstandard” as used therein. If Patent Holder and Prospective Sublicensee fail to enter into a license within sixty (60) days of the exercise of the Contingent Option, then for a period of one (1) year, Prospective Sublicensee shall have the right of first refusal to enter into an agreement for any rights set forth in Exhibit A on the best terms that Patent Holder offers to Prospective Licensor or a third party.

2.7              Patent Holder shall use reasonable efforts to ensure that the PCT application listed in Schedule 1 enters national phase in the U.S. and Canada.

3.             Disclosure of Information.

3.1              Patent Information. Within fifteen (15) days after the Effective Date, Prospective Licensor shall provide (or shall cause Patent Holder to provide) Prospective Sublicensee with:

(a)               A copy of each patent application filed by or on behalf of Patent Holder included in the Patent Rights;

(b)               A copy of the prosecution file history of each patent and patent application identified in Section 3.1(a); and

(c)               Such other patent information as Prospective Sublicensee reasonably requests to support its efforts to evaluate the Patent Rights.

3.2              Technology Information. After signing of this Agreement, as soon as reasonably practicable, the Patent Holder shall use it reasonable efforts to provide, Prospective Sublicensee with samples of the PD-1 antibodies as reasonably requested, but in any case, not more than 500 mg. If the Prospective Sublicensee needs a quantity in excess of 500mg , then the Parties shall negotiate supply of such samples separately. If Patent Holder is unable to provide the material it shall not be considered a breach of this Agreement

3.3              Reasonable Assistance. During the Option Period, Prospective Licensor and Patent Holder shall provide all reasonable cooperation with and assistance to Prospective Sublicensee in connection with Prospective Sublicensee's evaluation of the Patent Rights and the Technology including information that:

(a)               Prospective Licensor or Patent Holder knows or has reasonable basis to believe are material to Prospective Sublicensee's evaluation of the Patent Rights or the Technology; or

(b)               Prospective Sublicensee reasonably requests for purposes of its evaluation of the Patent Rights or the Technology pursuant to this Agreement.

Such information, documents, and materials may include design, manufacturing, clinical, quality, regulatory, and financial information and all other documents, materials, and other information (whether tangible or intangible) evidencing or relating to any Patent Rights or the Technology, including all patent applications, patent filings, communications with the US, PCT or any foreign patent office, licenses, assignments, agreements and other instruments, opinions of legal counsel, cease and desist letters, offers of licenses, and legal notices.

4.             Exclusive Negotiation.

4.1              Exclusive Negotiation Periods. Prior to or promptly after, but in no case more than sixty (60) days after Prospective Sublicensee exercises the Option pursuant to Section 2.3 ("Exclusive License Negotiation Period"), Prospective Licensor and Patent Holder shall execute and record a license agreement that enables Prospective Licensor to grant Prospective Sublicensee a sublicense on the terms set forth in Exhibit A. For a period of sixty (60) days after Prospective Licensor executes such license with Patent Holder (“Exclusive Sublicense Negotiation Period”), Prospective Licensor shall (a) upon signing, provide Prospective Sublicensee with a copy of the license with Patent Holder and (b) for a period of sixty (60) days, in good faith and with the object of entering into a definitive Patent License Agreement with Prospective Sublicensee incorporating the essential terms set forth in Exhibit A, negotiate exclusively with Prospective Sublicensee the remaining terms and conditions of such Patent License Agreement. Prospective Licensor and Prospective Sublicensee may extend the Exclusive Sublicense Negotiation Period upon mutual written consent. Prospective Licensor shall not enter into negotiations with any third party to sublicense the Patent Rights and technology in the Field in the Territory during the Exclusive Sublicense Negotiation Period. If Prospective Licensor and Prospective Sublicensee fail to execute the Patent License Agreement during the Exclusive Sublicense Negotiation Period, then for a period of the following two (2) years, Prospective Licensor grants Prospective Sublicensee the right of first refusal to enter into an agreement that would grant any of the rights set forth in Exhibit A, on the same terms that a third party offers to Prospective Licensor. Prospective Licensor shall promptly notify Prospective Sublicensee of such third party offer and offer a sublicense under the same or better terms to Prospective Sublicensee. Prospective Sublicensee shall have thirty (30) days to accept or reject such offer. If Prospective Sublicensee accepts such offer, then Prospective Licensor and Prospective Sublicensee shall enter into a definitive sublicense agreement within thirty (30) days of such acceptance.

4.2              If Prospective Licensor fails during the Exclusive License Negotiation Period to execute a license agreement with Patent Holder that gives Prospective Licensor the full right and authority to grant Prospective Sublicensee the sublicense in accordance with Exhibit A or fails to enter into a sublicense with Prospective Sublicensee during the Exclusive Sublicense Negotiation Period, then Prospective Licensor shall pay Prospective Sublicensee three hundred sixty thousand U.S. Dollars ($360,000.00 USD) within two (2) weeks of the expiration of the Exclusive License Negotiation Period or the Exclusive Sublicense Negotiation Period, as applicable.

4.3              Enforceable Agreement. The parties acknowledge and agree that the terms set forth in Exhibit A create a binding agreement between the parties obligate Prospective Licensor to exclusively license at the latest within one hundred twenty (120) days following the Exercise of Option (defined in cl. 2.3.) the Patent Rights and the Technology to Prospective Sublicensee pursuant to those terms and without requiring the parties to further execute a separate written agreement, and that the terms of Exhibit A will be fully enforceable upon Prospective Sublicensee's exercise of the Option by written notice of Prospective Sublicensee's intent to enter into the Patent License Agreement.

5.             Non-Assertion. Prospective Licensor and Patent Holder shall not at any time assert against Prospective Sublicensee, any of its Affiliates, or any of their respective Representatives, successors or assigns, any claims of infringement of any of the Patent Rights or misappropriation of any Technology in the Field of Use in the Territory based on any activities in the Territory that are related to Prospective Sublicensee's evaluation of the Patent Rights or the Technology.

6.             Confidentiality. Prospective Licensor and Prospective Sublicensee shall be bound under the obligations of confidentiality set forth in the Confidential Disclosure Agreement between the Parties dated June 1, 2014. Patent Holder and Prospective Sublicensee shall be bound under the obligations of confidentiality set forth in the Confidential Disclosure Agreement dated January 18, 2017.

7.             Representations and Warranties.

7.1              Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)               It is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)               It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)               The execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d)               When executed and delivered by the party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms.

7.2              Prospective Licensor's and Patent Holders Representations and Warranties. Prospective Licensor, severally and not jointly, represent and warrant that:

(a)               Patent Holder and Prospective Licensor have executed an option agreement with each other of even date providing Prospective Licensor with an exclusive option to acquire an exclusive license, with the right to sublicense the Patent Rights and the Technology, including all intellectual property rights relating thereto;

(b)               Prospective Licensor has and, throughout the Term, shall retain the unconditional and irrevocable right, power, and authority to grant the Option to license the Patent Rights and the Technology contemplated hereunder in accordance with the Patent License Agreement;

(c)               Neither its performance of any of its obligations under this Agreement nor the grant of the license to the Patent Rights and the Technology contemplated hereunder does or shall at any time:

(i)                 conflict with or violate any applicable Law;

(ii)              require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

(iii)            require from the Prospective Sublicensee the provision of any payment or other consideration to any third party;

(d)               It is, and throughout the Term shall remain, under no obligation, that does or will conflict with or otherwise affect this Agreement, including any of Prospective Licensor's or Patent Holder’s representations, warranties, or obligations or Prospective Sublicensee's rights or licenses hereunder;

8.             Term and Termination.

8.1              Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 8.2, shall remain in force until the expiration of the Exclusive Negotiation Period and any extension thereof ("Term").

8.2              Termination.

(a)               Prospective Sublicensee may terminate this Agreement at any time without cause, and without incurring any obligation, liability, or penalty by reason of such termination on giving Prospective Licensor and Patent Holder not less than thirty (30) days prior written notice.

(b)               Any party may terminate this Agreement effective upon written notice to the other parties if a party materially breaches this Agreement and such breach: (i) is incapable of cure; or (ii) being capable of cure (by a breaching or non-breaching party), remains uncured [**] days after the breaching party receives written notice thereof.

8.3              Survival. The rights and obligations of the parties set forth in this Section 8.3 (Survival) and Section 1 (Definitions), Section 6 (Confidentiality), Section 7 (Representations and Warranties) and Section 9 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

9.             Miscellaneous.

9.1              Force Majeure. No party shall be liable or responsible to the other parties, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term hereof, when and to the extent such failure or delay is caused by: acts of God, flood, fire or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the Effective Date, national or regional emergency or any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition, in each case provided that: (a) such event is outside the reasonable control of the affected party; (b) the affected party gives prompt written notice to the other parties, stating the period of time the occurrence is expected to continue; and (c) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such event.

9.2              Further Assurances. Each party shall, upon the reasonable request execute and deliver such further documents and instruments and perform such further actions, necessary to give full effect to the terms of this Agreement.

9.3              Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

9.4              Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Prospective Licensor:	Pharmstandard International S.A. 10A, rue Henri Schnadt, L-2530, Luxembourg Attention: Director
If to Prospective Sublicensee:	Argos Therapeutics, Inc. 4233 Technology Dr. Durham, NC 27704 USA Attention: CEO

If to Patent Holder:	Actigen Limited St John's Innovation Centre, Cowley Road, Cambridge, CB4 0WS Attention: Director

Notices sent in accordance with this Section shall be deemed effectively given:

(a)               When delivered by hand (with written confirmation of receipt);

(b)               When received, if sent by a nationally recognized courier (receipt requested); or

(c)               On the date sent by e-mail with confirmation of transmission if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient.

9.5              Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.6              Headings. The headings in this Agreement are for reference only and shall not affect its interpretation.

9.7              Entire Agreement. This Agreement, together with all Exhibits and, Schedules and any other documents incorporated herein by reference, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.8              Assignment. Prospective Sublicensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement with Prospective Licensor's or Patent Holder’s consent in neither case not to be unreasonably withheld. Patent Holder may freely assign or otherwise transfer all or any of its rights or delegate or otherwise transfer all or any of its obligations or performance under this Agreement without Patent Holder’s consent. Both parties shall promptly advise the other of any action under this paragraph. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

9.9              No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

9.10          Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude the exercise, or further exercise, of any other right, remedy, power, or privilege.

9.11          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, the invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner so the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

9.12          Governing Law.  This Agreement is governed by, and construed in accordance with, the laws of England and Wales and the parties agree that any dispute including any dispute under Clause 9.13 shall be exclusively heard in the High Court of England and Wales.

9.13          Equitable Relief. Each party to this Agreement acknowledges and agrees that (a) a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each party to this Agreement agrees that such party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 9.13. However, each party has the right to appeal above any equitable relief in case the party disagrees with such equitable relief.

9.14          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date by their respective officers thereunto duly authorized.

PHARMSTANDARD INTERNATIONAL S.A.

By	/s/ Eriks Martinovskis
Name:	Eriks Martinovskis
Title:	Director

ARGOS THERAPEUTICS, INC.
By	/s/ Jeffrey D. Abbey
Name:	Jeffrey D. Abbey
Title:	President and Chief Executive Officer

ACTIGEN LIMITED
By	/s/ Michael Braunagel
Name:	Michael Braunagel
Title:	Managing Director

Exhibit A

Term Sheet for

License Agreement

1.	Background

Pharmstandard has exclusively in-licensed monoclonal antibodies to human PD-1 from Actigen, Ltd (the “Pharmstandard Antibodies”). Argos Therapeutics (herein “Argos”) has an interest in such molecules and would like to make a non-binding offer to sub-license the Pharmstandard Antibodies for use in the Field, including in combination with Argos’ proprietary tumor vaccines in a limited set of countries (the “Licensed Rights”) on the terms and conditions described herein. Pharmstandard and Argos are sometimes referred to hereinafter as “the Parties.” The objective of this term sheet is to guide and direct the Parties toward the execution of a more formal and complete agreement between the Parties (the “License Agreement”).

2.	License Rights

Pharmstandard grants to Argos an exclusive license (with the right to sublicense, subject to Section 10) to make, have made, use, offer for sale, sell, import, research, develop, and produce the Pharmstandard Antibodies for the purpose of developing and commercializing Products in the Field in the United States of America and Canada (the “Licensed Territory”).

3.	Field

All prophylactic, therapeutic, and diagnostic uses of the Product for all human diseases and conditions.

4.	Product

Any pharmaceutical product or therapeutic regimen incorporating a Pharmstandard Antibody.

5.	Research and Development Costs

Argos shall be responsible for funding all activities required to produce, develop and commercialize Products in the Licensed Territory, including technology transfer from Pharmstandard or its licensor, Actigen.

6.	Third Party License Agreements

Argos shall be responsible for obtaining any necessary licenses in the Licensed Territory under third party intellectual property, subject to the royalty offset provisions below.

7.	Financial Terms

Milestones. Argos will pay Pharmstandard the following fees upon the first achievement of the designated milestone events for each Product:

Development Milestones (for each Product)	Payment
Upfront payment (on signing license agreement)	Shares of ARGS common stock equal to $3.24 million
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total Development Milestone Fees	$11.74 million

[**].

Royalties. Argos will pay to Pharmstandard Royalties on net sales of each Product in the Licensed Territory at a rate of [**]% ([**] percent). Argos’ development costs, up to a maximum of $5 million, shall be credited as prepaid royalties. Nothing in this clause shall be construed as Pharmstandard’s obligation to compensate Argos’ development costs in case of any Product Approval is not received by Argos,

Royalty payment obligations set forth herein shall expire on the later of: (a) the last to expire patent covering the manufacture, use, sale, import, export, or offer for sale of the Product; or (b) ten (10) years from the date of first sale of the Product in a given country. Upon expiration of the royalty payment obligations for the Product in a given geographical area, Argos shall have a fully paid-up, exclusive license for the Product in such geographical area.

Royalty Offset for Third Party Royalties. Argos shall be entitled to offset against royalties owed to Pharmstandard on sales [**]% of the royalties paid to third parties on such Product sales under agreements entered into by Argos, provided that the third party license is required to commercialize the Pharmstandard Antibodies being part of the Product. For clarity, in no case the Royalties payable to Pharmstandard shall be lower than [**]% on net sales.

8.	Intellectual Property

All intellectual property related to improvements of the Pharmstandard Antibodies made by Argos, or a sublicensee or subcontractor of Argos, in the performance of this Agreement shall be owned by Argos, and Pharmstandard shall have a royalty-free license to such improvements. All inventions regarding the vaccine or the use of Pharmstandard Antibodies and vaccine as Product shall be owned by Argos.

9.	Data and Material Transfer

Argos will provide Pharmstandard with a copy of all information, materials and data for the Pharmstandard Antibodies and the Product, which contains information relevant to IND/BLA filings or clinical trials. Pharmstandard is free to use this data in the development of the Pharmstandard Antibodies both at Pharmstandard or its sublicensees, free of charge, as a monotherapy or in any combination outside the scope of this license.

Also, the GMP Master Cell Bank, to be created by Argos and/or its sublicensees in connection with IND/BLA filing, shall be made available to Pharmstandard at Argos’ cost with a right to sublicense.

10.	Performance

The minimal Diligence obligation for Argos (i.e. the funding allocated to develop the Product) shall be either: 1) at least [**], or 2) at least [**]. The license expires if this condition is not met.

11.	Good Faith and Timeline

All further negotiations leading to the final contract, including discussions to modify terms of this agreement will be done in good faith between the partners.

The Parties intend to conclude a licensing agreement by the end of January 2018

12.	Governing Law and Confidentiality

The Parties expressly acknowledge and agree that the details of Terms are confidential information (except to the extent disclosure is required by law) and that they will be handled to the standard rules of handling confidential information in place at the Parties.

The License Agreement shall be governed in accordance with the laws of the England and Wales, without regard to any conflicts of laws principles.

Schedule 1

PATENT RIGHTS

PCT application number	Title	Priority date	Priority ID	Status
[**]	[**]	[**]	[**]	[**]

Licensed Know-How
Sequences of antibody that binds to PD-1:
[**]
[**]
[**]
[**]